Exhibit 99.1

CONTACTS:
Patrick Spangler, CFO
ev3 Inc.
(763) 398-7000
pspangler@ev3.net

MEDIA RELATIONS:
Laura Nobles
Nobles Communications
(310) 795-0497
laura@noblescommunications.com

INVESTOR RELATIONS:
Marian Briggs/Nancy Johnson
Padilla Speer Beardsley
(612) 455-1742 / (612) 455-1745
mbriggs@psbpr.com / njohnson@psbpr.com

ev3 Inc. Reports 46% Net Sales Increase for First Quarter

Plymouth, Minn. — April 3, 2007 — ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, today reported net sales results for its fiscal first quarter ended April 1, 2007.

ev3’s net sales in the first quarter of 2007 increased 46% to $61.5 million versus net sales of $42.2 million in the first quarter of 2006. The company’s guidance range for first quarter net sales was $59 to $63 million.  This first quarter sales growth reflected strong contributions from each of ev3’s cardio peripheral and neurovascular business segments as well as a strong contribution from both domestic and international markets.

Jim Corbett, President and CEO of ev3 Inc., commented, “We are very pleased that our first quarter sales growth continued at a rate consistent with achieving our longer term business and financial objectives.   We are also pleased with our balanced growth and the potential of our new products such as the EverFlex Stent, the Onyx Liquid Embolic System, and the recently approved Protégé RX Stent combined with the SpideRX Embolic Protection Device for carotid stenting.”

In the first quarter of 2007, ev3’s neurovascular segment net sales increased 48% to $25.0 million versus $16.9 million in the first quarter of 2006. Within the neurovascular business segment, sales of embolic

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products increased 75% to $12.9 million from $7.4 million, and sales of neurovascular access and delivery products were up 27% to $12.1 million from $9.5 million. The primary growth drivers for the neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVM’s) and the Nexus family of embolic coils for the treatment of brain aneurysms.

Cardio peripheral segment net sales in the first quarter of 2007 increased 44% to $36.5 million versus $25.3 million in the first quarter of 2006. Within the cardio peripheral business segment, stent sales increased 52% to $19.8 million from $13.1 million. Sales of thrombectomy and embolic protection products increased 54% to $6.2 million from $4.0 million, while sales of procedural support and other cardio peripheral products increased 27% to $10.5 million from $8.2 million. The largest contributors to the growth in the cardio peripheral segment were the EverFlex stent and the recently approved Protégé RX Stent combined with the SpideRX Embolic Protection Device for carotid stenting.

On a geographic basis, ev3’s first quarter U.S. net sales increased 42% to $35.1 million, while first quarter international net sales increased 51% to $26.4 million, over the prior-year quarter. Changes in foreign currency exchange rates had a positive impact of approximately $1.4 million on first quarter 2007 net sales compared to the first quarter of the prior year.

ev3 will provide full financial results for its fiscal first quarter and updated guidance later this month, after which time the company will hold its quarterly conference call to discuss its financial results and guidance.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries. This press release contains other trademarks and trade names of ev3 Inc. and other third parties, which are the property of their respective owners.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited to, in no particular order:  product demand and market acceptance; the impact of competitive products and

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pricing; delays in regulatory approvals and the introduction of new products; and success of clinical testing. More detailed information on these and additional factors which could affect ev3 Inc.'s operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. ev3 Inc. urges all interested parties to read this report to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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ev3 Inc.

SELECTED NET SALES INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	April 1,	April 2,
	2007	2006	% change
NET SALES BY SEGMENT

Cardio Peripheral
Stents	$19,806	$13,046	52%
Thrombectomy and embolic protection	6,218	4,037	54%
Procedural support and other	10,467	8,249	27%
Total cardio peripheral	36,491	25,332	44%

Neurovascular
Embolic products	12,926	7,383	75%
Neuro access and delivery products	12,082	9,522	27%
Total neurovascular	25,008	16,905	48%

Total company	$61,499	$42,237	46%

	For the Three Months Ended
	April 1,	April 2,
	2007	2006	% change
NET SALES BY GEOGRAPHY

United States	$35,140	$24,774	42%
International	26,359	17,463	51%

Total net sales	$61,499	$42,237	46%

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